Exhibit 99.2

Media Relations Department P.O. Box 1734, Atlanta, Georgia 30301 Telephone (404) 676-2121

FOR IMMEDIATE RELEASE

CONTACT:	Chinese Media:
Brenda Lee +86 1380 168 9261 (mobile)
Asia:
Geoff Walsh +852 9023 1055 (mobile)
Kenth Kaerhoeg +852 9301 7012 (mobile)
Analysts:
Ann Taylor +1 404 676 5383
USA Media:
Dana Bolden +1 404 676 2383

THE COCA-COLA COMPANY OFFERS

TO BUY HUIYUAN JUICE GROUP

HONG KONG, Sept. 3, 2008 -- The Coca-Cola Company announced today its intention to make cash offers to purchase China Huiyuan Juice Group Limited, a Hong Kong listed company which owns the Huiyuan juice business throughout China.

The Coca-Cola business in China has been operating since 1979 and is well known for its sparkling beverage brands such as Coca-Cola, Sprite and Fanta. In the last few years, the Company has also introduced a number of still beverage brands, including Guo Li Chen (Minute Maid Pulpy) and Yuan Ye (Original Leaf Tea), with the objective of offering consumers a wide range of beverage choices. In line with this, the Company is seeking to further develop its beverage business through this acquisition.

“Huiyuan is a long-established and successful juice brand in China and is highly complementary to the Coca-Cola China business,” said Muhtar Kent, President and CEO of The Coca-Cola Company.

“This acquisition will deliver value to our shareholders and provide a unique opportunity to strengthen our business in China, especially since the juice segment is so dynamic and fast growing in China. It is also further evidence of our deep commitment to China and to providing Chinese consumers with the beverage choices that meet their needs,” Mr Kent said.

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If successful with the offers, the Company will use its expertise as a global beverage company to further develop the Huiyuan brand to address the evolving needs of consumers. There are anticipated synergies that will drive operational efficiencies, particularly in the Huiyuan business’ production footprint and in Coca-Cola’s distribution and raw material purchasing capabilities.

The making of the offers is subject to preconditions relating to Chinese regulatory approvals.

The Coca-Cola Company intends that the Huiyuan business will continue to carry on its business, while reviewing its operations and synergies over time.

“I am very pleased that the current Chairman of the Huiyuan business, Mr. Zhu, has agreed to take up the role as Honorary Chairman. Both the Huiyuan business and The Coca-Cola Company will benefit from his deep understanding of the beverage business in China, as well as his on-going experience and advice,” Mr. Kent said. “We are strongly committed to building on the Huiyuan business’ current brand, improving the utilization of its fixed assets and enhancing opportunities for employees of the Huiyuan business.”

The Coca-Cola Company is offering HK$12.20 per share, and an equivalent price for outstanding convertible bonds and options.

The Company has accepted irrevocable undertakings from three shareholders for acceptance of the offers, in aggregate representing approximately 66 percent of the Huiyuan shares.

Assuming full acceptance of the offers, the deal is valued at approximately US$2.4billion. The transaction is expected to be dilutive to the Company’s earnings per share by $0.03 to $0.04 in the first full year following completion of the acquisition and accretive to earnings per share in year 3 after completion.

The Company now expects to repurchase a total of $1 billion of its stock for the full year.

About The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company, refreshing consumers with more than 450 sparkling and still brands. Along with Coca-Cola, recognized as the world’s most valuable brand, the Company’s portfolio includes 12 other billion dollar brands, including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, PowerAde, Minute Maid and Georgia Coffee. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate of 1.5 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that protect the environment, conserve resources and enhance the economic development of the communities where we operate. For more information about our Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This presentation may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs, changes in lifestyles and increased consumer information; increased competition; our ability to expand our operations in emerging markets; foreign currency and interest rate fluctuations; our ability to maintain good relationships with our bottling partners; the financial condition of our bottlers; our ability to maintain good labor relations, including our ability to renew collective bargaining agreements on satisfactory terms and avoid strikes or work stoppages; increase in the cost of energy; increase in cost, disruption of supply or shortage of raw materials; changes in laws and regulations relating to beverage containers and packaging, including mandatory deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and product quality as well as other product issues such as product recalls; changes in legal and regulatory environments; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information systems; additional impairment charges; our ability to successfully manage Company-owned bottling operations; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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